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                                                                     Exhibit 23



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
First Community Bancorp:


We consent to incorporation by reference in the registration statements (No. 333-43330 and No. 333-47242) on Form S-8 of First Community Bancorp of our report dated January 26, 2001, relating to the consolidated balance sheets of First Community Bancorp and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of First Community Bancorp.


                                        /s/ KPMG LLP

San Diego, California
March 21, 2001